THIS LICENSE AGREEMENT made effective as of the 20th day of June, 2008.

BETWEEN:

SALAMON GROUP, INC., of a Nevada Corporation having principal executive offices located at 4080 Paradise Road, #15-901, Las Vegas,
Nevada, 89169, USA

(“Salamon Group”)

AND:

482229 B.C. LTD., of Box 2242, RPO Banks Centre, Kelowna, British
Columbia, Canada, V1X 4K6

(the “Licensee”)

WHEREAS:

A. Salamon Group owns the proprietary rights to certain technology and electrical power generation products derived from the technology (the “Products”);

B. The Licensee has represented to Salamon Group that it had the necessary expertise, contacts, experience, resources and facilities to effectively manufacture, market distribute and sell the Products in the Jurisdiction;

C. Salamon Group is willing to grant to the Licensee the exclusive rights to manufacture, market, distribute and sell the Products in the Jurisdiction under the terms and conditions of this Agreement.

THIS AGREEMENT WITNESSES that, for good and valuable consideration, the receipt and sufficiency of which are acknowledged by Salamon Group and the Licensee, the parties agree as follows:

1. INTERPRETATION

1.1 The following terms have the following meanings:

(a)	“Agreement” means this agreement and all schedules thereto;

(b)	“Canadian GAAP” means Canadian generally accepted accounting principles;

(c)

“Confidential Information” means any information that Salamon Group or any of its Representatives discloses to the Licensee or any of its Representatives during the term of this Agreement which is of a confidential nature concerning Salamon Group’s business and affairs, which information is not readily available to Salamon Group’s competitors in the alternative energy industry or the general public, including, but not limited to, the Patent Pending and all trade secrets, technology, knowhow and technical information, but excluding information that:

	(i)	was in the public domain at the time of Salamon Group’s communication to the Licensee or subsequently;

	(ii)	entered the public domain through no fault of the Licensee;

(iii)	the Licensee can demonstrate was in the Licensee’s possession free of any obligation of confidence at the time of Salamon Group’s communication to the Licensee;

(iv)	the Licensee can demonstrate was independently developed by the Licensee; or

(v)

the disclosure of which is required by law, valid subpoena, or court or government order, provided, however, that the Licensee provides prompt notice of such required disclosure and the Licensee will have made a reasonable effort to obtain a protective order or other reliable assurance affording the Confidential Information confidential treatment and limiting its use solely for the purpose for which the law or order requires;

(d)	“Effective Date” means June 20, 2008;

(e)

“Gross Revenues” means the gross revenue of the Licensee from the sale of the Products prior to any deductions whatsoever as measured according to Canadian GAAP, and for greater certainty, gross revenues will not include any bad debts;

(f)	“Jurisdiction” means Canada;

(g)	“License Fees” means the fees calculated and payable to Salamon Group pursuant to section4.1 hereof;

(h)

“Minimum Sale Requirements” means the minimum purchase requirements for the Products, as described in Schedule “A”, which the Licensee must meet or exceed to remain as the exclusive distributor in the Jurisdiction.

(i)

“Patent Pending”) means the patent application number 2,357,766 filed with the Canada Intellectual Property Office by John Salamon on September 4, 2001 and entitled “Electric Motor Generator (Box) Device for Electric Power” for protection of the design of the Products;

(j)	“Products” means the product or products described in Recital A; and

(k)	“Representatives” means shareholders, directors, officers, employees, contractors, agents, professional advisors or other representatives.

1.2 The foregoing recitals and the following Schedules form an integral part of this Agreement:

Schedule “A” - Minimum Sale Requirements

2. GRANT OF LICENSE

2.1 Subject to the terms and conditions of this Agreement, Salamon Group grants to the Licensee the non-transferable, exclusive license to manufacture, market, distribute and sell the Products in the Jurisdiction.

2.2 The Licensee agrees not to:

(a)	distribute or sell the Products outside of the Jurisdiction;

(b)	supply the Products to any party for the purpose of resale or distribution outside of the Jurisdiction; or

(c)	actively solicit customers for the Products outside of the Jurisdiction without the prior written approval of Salamon Group, which approval may be withheld at its absolute discretion.

3. DURATION OF LICENSE

3.1 This Agreement commences on the Effective Date and continues for an initial term of seven (7) years (the “Term”) unless sooner terminated in accordance with Article 12.

3.2 The parties may extend or renew this Agreement only by mutual written agreement and provided that the Licensee has fulfilled all its obligations under this Agreement

4. LICENSE FEES AND PAYMENT

4.1 In consideration of the license to the Products granted to Licensee under section 2.1, the Licensee agrees to pay to Salamon Group the following License Fees:

(a)	a one time licensing fee of CDN$15,000 dollars, payable within twelve (12) months after the Effective Date;

(b)	fees equal to three percent (3%) of the Licensee’s Gross Revenues derived from the sale of Products, payable within fourteen (14) days of the last day of each calendar quarter.

4.2 All License Fees and other amounts due to Salamon Group will bear interest at an amount equal to three percent (3%) above the prime commercial lending rate of interest which the Royal Bank of Canada charges to its customers at the time, from the due date until paid if not paid in time.

4.3 Licensee will be responsible for payment of all reasonable taxes notified to it (including income, sales, use, property, excise, value added and gross receipts), import duties and fees and charges of any kind levied or imposed by any federal, provincial, state or local governmental entity for Products provided under this Agreement.

4.4 The Licensee will provide Salamon Group with a copy of its annual financial statements within ninety (90) days of the Licensee’s financial year end. Salamon Group will also have the right to request monthly management-prepared financial statements in relation to the verification of the amount of Gross Revenues included in the calculation of the License Fees.

4.5 Salamon Group will have the right, at its own expense during normal business hours and on reasonable notice to the Licensee, either directly or through its Representatives, to inspect and audit the Licensee’s books and records to verify the determination of Gross Revenues and the calculation of License Fees. Any such audit will be conducted on giving reasonable notice of at least one week (except where fraud is reasonably suspected) to the Licensee to take place during regular business hours at the Licensee’s facilities and will not unreasonably interfere with the Licensee’s business activities. If an audit reveals that the Licensee has underpaid the License Fees to Salamon Group, the Licensee will pay such underpaid License Fees within seven (7) days of such verification. If the underpaid License Fees exceed three percent (3%) of the License Fees paid, then the Licensee will also pay or reimburse Salamon Group’s reasonable costs of conducting the audit. If an audit reveals that the Licensee has overpaid the Licence Fees to Salamon Group, Salamon Group will repay such overpaid License Fees within seven (7) days of such verification.

5. LICENSEE’S OBLIGATIONS

5.1 The Licensee agrees to:

(a)	use its best efforts to manufacture, market, distribute and sell the Products throughout the Jurisdiction;

(b)	pay the License Fees in accordance with Article 4 as and when they are due;

(c)	meet all of the Minimum Sale Requirements within the time limits set out in Schedule “A”;

(d)	ensure that the Products are manufactured, marketed and sold in the Jurisdiction in accordance with applicable laws and regulations;

(e)

be responsible for securing any certificates of origin, transport documents, approvals, licenses, permits, registrations or clearances, including CSA specifications , which may be required for manufacturing, distributing, marketing and selling the Products in the Jurisdiction, and also bear the cost of any and all taxes, assessments, duties, tariffs, charges and other expenses related to manufacturing, distributing, marketing and selling the Products in the Jurisdiction;

(f)

upon request, give Salamon Group copies of the Licensee’s proposed sales and promotional material related to the Products for Salamon Group’s review and approval, to ensure that such materials are factually accurate and consistent with maintaining the good reputation of Salamon Group as the owner of the technology related to the Products;

(g)

attend the most important trade shows in the Jurisdiction for similar products to the Products and keep Salamon Group fully informed of all new market developments in the Jurisdiction, including information on those products which are competitive with the Products, as and when requested by Salamon Group;

(h)	refer any inquiries for Products from outside of the Jurisdiction to Salamon Group;

(i)	maintain product liability insurance to cover claims totalling at least $100,000;

(j)	maintain suitable offices, adequate facilities and trained personnel within the Jurisdiction to conduct business effectively throughout the Jurisdiction;

(k)

provide Salamon Group with actual sales figures for the Products on a monthly basis, and annually with an updated list of the Licensee’s customers for the Products in the Jurisdiction and its marketing plan and sales projections for the coming season with regard to the Products;

(l)	not modify or alter the Products without the prior written permission of Salamon Group; and

(m)

ensure that the Products are not sold or distributed to any retail or wholesale outlet which, in the opinion of Salamon Group, adversely affects the image, profile or reputation of Salamon Group and the Products in the Jurisdiction.

6. PATENT PENDING

6.1 The Licensee will:

(a)	subject only to paragraph 3.2 above, not use or permit the use of the Patent Pending associated with the Products, except as supplied by Salamon Group;

(b)	not do anything, directly or indirectly, to contest or impair any of Salamon Group’s claim to all right, title or interest in the Patent Pending;

(c)	notify Salamon Group immediately of any infringement or threatened infringement of the Patent Pending;

(d)	not initiate or defend any legal proceedings relating to the use of the Patent Pending in association with the Products without first obtaining the prior written consent of Salamon Group;

(e)	if requested by Salamon Group, cooperate and assist Salamon Group in any matter concerning protection of the Patent Pending.

6.2 If the Licensee becomes aware of any infringement or possible infringement involving the Patent Pending, the Licensee will immediately notify and provide Salamon Group with any information at the Licensee’s disposal. Salamon Group agrees to consult with the Licensee as to how to respond, but only Salamon Group may, in its sole and absolute discretion, initiate, defend or settle proceedings as Salamon Group may deem advisable under the circumstances. If Salamon Group decides not to prosecute, defend or settle proceedings within thirty (30) days of having received such notice, the Licensee will be entitled to prosecute, defend or settle proceedings at the Licensee’s own expense provided that such proceedings are necessary in order to protect the Licensee’s rights under this Agreement, and in so doing the Licensee agrees to consult with and notify Salamon Group of any action or proceedings which the Licensee proposes to take in connection with such infringement or possible infringement.

7. SALAMON GROUP’S REPRESENTATIONS AND OBLIGATIONS

7.1 Salamon Group represents and warrants that:

(a)	it owns the Patent Pending; and

(b)	it is not breaching any obligations to any third party in granting the Licensee the license to manufacture, market, distribute and sell the Products in the Jurisdiction.

7.2 Salamon Group will provide the Licensee with schematics and specifications and updated information regarding Patent Pending and the Products that may be derived therefrom.

8. EXCLUSION OF WARRANTIES

8.1 Salamon Group expressly disclaims all warranties with respect to the Products, express or implied, including, but not limited to, the implied warranties of merchantability and fitness for a particular purpose.

8.2 Without limiting the generality of the foregoing, Salamon Group does not warrant that the functions contained in the Products will meet the requirements of the Licensee or of any purchaser of a Product or that the operation of the Products will be uninterrupted or error-free or that defects in the Products can be corrected.

8.3 No oral or written information or advice given by Salamon Group or any of its Representatives will create a warranty by Salamon Group with respect to the Products.

8.4 The Licensee will bear the cost of any defective or sub-standard Products and Salamon Group will have no liability whatsoever to the Licensee or any other third party for any defective or sub-standard Products.

9. CONFIDENTIALITY

9.1 The Licensee agrees to keep all Confidential Information strictly secret and confidential and not, either directly or indirectly, use, disclose, publish or reproduce Confidential Information, or cause or permit its use, disclosure, publication or reproduction for any other purpose except to the Licensee’s Representatives who need to know the Confidential Information and from whom the Licensee has obtained similar agreements to keep such Confidential Information confidential and not to disclose Confidential Information to any non-Representative without Salamon Group’s prior express authorization. The Licensee will use the same care to avoid disclosure of such Confidential Information as it uses with its own similar confidential information which it does not wish to disclose, but such standard of care will not be less than a reasonable standard of care. The Licensee will be responsible for any breach of these confidentiality obligations by any Representative to whom the Licensee discloses the Confidential Information.

9.2 These confidentiality and non-disclosure provisions will survive the termination of this Agreement.

10. RELATIONSHIP AND INDEMNITY

10.1 The Licensee is and will at all times remain an independent contractor and will not hold itself out to be an agent, joint venturer, partner, affiliate or employee of Salamon Group, or as related to Salamon Group in any way other than as a licensee of the Patent Pending during the term of this Agreement. This Agreement does not create any fiduciary relationship between the parties.

10.2 The Licensee will hold Salamon Group and its Representatives harmless from and defend Salamon Group and its Representatives against all suits, proceedings, assessments, liabilities, losses, claims, demands or actions of any nature or kind whatsoever (a “Claim”), directly or indirectly arising out of, or in connection with the Licensee’s manufacture, marketing, distribution and sale of the Products or any breach by the Licensee of this Agreement, and will indemnify Salamon Group and its Representatives against any and all damages, costs, expenses and fees (including, without limitation, reasonable legal expenses and fees incurred), losses, fines or penalties (together, “Costs”) incurred by Salamon Group on behalf of any of them in the investigation or defence of any and all Claims, unless such Claims or Costs are directly caused by the negligence of Salamon Group.

10.3 Salamon Group will hold the Licensee harmless from and defend the Licensee and its Representatives against all Claims which may arise from any breach by Salamon Group of this Agreement, and will indemnify the Licensee and its Representatives against any and all Costs incurred by the Licensee on behalf of them in the defence of any and all Claims, unless such Claims or Costs are directly caused by the negligence of the Licensee.

11. APPOINTMENT OF SUB-LICENSEES OR SUB-DISTRIBUTORS

11.1 The Licensee will not appoint any sub-licensee or sub-distributor for sale of the Products in the Jurisdiction without the prior written consent of Salamon Group.

11.2 If Salamon Group consents to the appointment of a sub-licensee or sub-distributor under section 11.1 of this Agreement, the terms of any sub-license or sub-distributor agreement will be subject to and not inconsistent with the terms of this Agreement and the rights and obligations of the Licensee herein.

12. TERMINATION

12.1 Salamon Group may terminate this Agreement immediately and without notice:

(a)

if the Licensee becomes insolvent or ceases to carry on business, or takes any action to liquidate its assets, or stops making payments in the usual course of business, or is unable to meet its commitments in a due and timely fashion;

(b)	if the Licensee files for bankruptcy or creditor protection or is adjudicated bankrupt or if the Licensee makes a proposal to its creditors;

(c)	if the Licensee assigns or attempts to assign any of the rights and obligations granted in this Agreement without first obtaining the written consent of Salamon Group;

(d)

if the Licensee conducts itself fraudulently or makes any misrepresentations in any of its dealings with Salamon Group or with others concerning the Patent Pending, the Products or in any financial or other credit information submitted by the Licensee to Salamon Group;

(e)

is for any reason whatsoever, other than through the fault of Salamon Group, unable to distribute and/or sell the Products in the Jurisdiction for more than ninety (90) days after the first year from the Effective Date; or

(f)

if the Licensee fails or refuses to comply with any other requirement or obligation under this Agreement and such default is not cured within thirty (30) days after the Licensee has received notice of breach from Salamon Group.

13. EFFECTS OF TERMINATION

13.1 Upon the termination of this Agreement:

(a)	all rights granted to the Licensee will automatically revert back to Salamon Group;

(b)

the Licensee will immediately stop using the Patent Pending and manufacturing and marketing any Products, failing which Salamon Group will be entitled to relief by way of a temporary or permanent injunction and such other and further relief as any court with jurisdiction may deem just and proper;

(c)

the Licensee will be entitled to sell its remaining supply of Products, provided that it is not in breach of the Agreement, unless Salamon Group elects to purchase such Products from the Licensee at the Licensee’s cost or such other price that the parties may agree upon.

13.2 No termination will in any way operate to deny Salamon Group of its rights under this Agreement or remedies, either at law or in equity, or to relieve the Licensee from making payments or of fulfilling any other obligation accrued prior to the effective date of termination.

14. SALE, ASSIGNMENT AND TRANSFER

14.1 This Agreement will enure to the benefit of the successors and assigns of Salamon Group. Salamon Group will have the right to assign its rights under this Agreement to any third party provided that such third party agrees in writing to assume all obligations of Salamon Group under this Agreement.

14.2 The Licensee will not, without Salamon Group’s prior written consent, which consent may be withheld at the absolute discretion of Salamon Group, directly or indirectly purport to sell, assign or transfer its interest in this Agreement to any other party.

15. GOVERNING LAW

15.1 This Agreement will be governed by and interpreted in accordance with the laws of British Columbia and the Jurisdiction, and the parties irrevocably attorn to the jurisdiction of the courts of British Columbia in respect to any and all matters arising out of or in connection with this Agreement.

16. NOTICES

16.1 All notices required or permitted to be given by one party to the other under this Agreement will be sufficient if sent by certified mail or electronic mail, return receipt requested, or by overnight courier, to the parties at the respective addresses set forth below or to such other addresses as the parties may from time to time inform each other by notice hereunder:

If to Salamon Group:

Salamon Group, Inc.
415 – 1028 Alberni Street
Vancouver, British Columbia, V6E 1A3
Fax: 604-408-3872

If to the Licensee:

482229 B.C. LTD.
Box 2242, RPO Banks Centre
Kelowna, British Columbia V1X 4K6

Attention: Harold Schneider
Phone: 250-491-8111
Fax: 250-491-3919

17. TIME OF THE ESSENCE

17.1 Time will be of the essence of this Agreement and no extension or variation of this Agreement or any obligation hereunder will operate as a waiver of this provision.

18. ENTIRE AGREEMENT

18.1 This Agreement embodies the entire agreement between the parties and supercedes any and all prior agreements with respect to the right to manufacture, market, distribute and sell of the Products in the Jurisdiction and may not be amended or modified except in writing signed by both parties.

19. SEVERABILITY

19.1 If any provision or portion of this Agreement or its application proves to be invalid or unenforceable, this will not affect any other provision or portion which will remain separately valid and enforceable to the fullest extent permitted by law.

20. WAIVER

20.1 A waiver by either of party of any term or condition of this Agreement in any particular instance will not be deemed or construed to be a waiver of such term or condition in the future, or any subsequent breach thereof, and the remedies, rights, undertakings and obligations contained in this Agreement will be cumulative and none of them will be in limitation of any other remedy, right, undertaking, obligation or agreement by either of the parties hereto.

21. RELATIONSHIP OF THE PARITIES

21.1 Nothing in this Agreement is intended to create a partnership or legal relationship of any kind that would impose liability on one party for the act or failure to act of the other party, or to authorise either party to act as agent for the other party. Neither party will make representations, act in the name of, on behalf of or otherwise bind the other party.

22. FORCE MAJEURE

22.1 Neither party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its reasonable control (except those caused by its own lack of funds), namely, acts of God, fire, storm, flood, explosion, acts of public enemy, war and riot (“Intervening Event”). All time limits imposed by this Agreement will be extended by a period equivalent to the period of delay resulting from an Intervening Event, provided however that a party relying on this provision will promptly give written notice to the other party of the details of the Intervening Event and when it ceases to exist, take all reasonable steps to eliminate the Intervening Event and perform its obligations under this Agreement as far as practicable.

23. EXECUTION

23.1 This Agreement may be executed in one or more counterparts, each of which so executed will constitute an original and both of which together executed individually or otherwise will constitute one and the same agreement and this Agreement may be executed by fax or other means of electronic communications producing a printed copy.

IN WITNESS WHEREOF the authorized signatories of the parties hereto have executed this Interim Agreement as of the day and year first above mentioned.

SALAMON GROUP, INC.

Per:	(signed) “John Salamon”
John Salamon, CEO

482229 B.C. LTD.

Per:
Authorized Signatory

SCHEDULE “A”

MINIMUM SALE REQUIREMENTS

In order to maintain its exclusive rights to manufacture, market, distribute and sell the Products under this Agreement, the Licensee must meet or exceed the following Minimum Sale Requirements:

1.	During the year ended December 31, 2008, a minimum of CDN$0.00 of Products sold.

2.	During the year ended December 31, 2009, a minimum of CDN$20,000.00 of Products sold.

3.	During the year ended December 31, 2010, a minimum of CDN$30,000.00 of Products sold.

4.	During the year ended December 31, 2011, a minimum of CDN$40,000.00 of Products sold.

5.	During the year ended December 31, 2012, a minimum of CDN$50,000.00 of Products sold.

6.	During the year ended December 31, 2013, a minimum of CDN$60,000.00 of Products sold.

7.	During the year ended December 31, 2014, a minimum of CDN$70,000.00 of Products sold.